Exhibit 21.1

SUBSIDIARIES

DOMESTIC SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	STATE OF INCORPORATION

Harland Clarke Corp.	Delaware
Checks In the Mail, Inc.	Delaware
HFS Scantron Holdings Corp.	New York
Scantron Corporation	Delaware
Harland Financial Solutions, Inc.	Oregon
HFS Research & Development, Inc.	Delaware
John H. Harland Company of Puerto Rico	Georgia
Centralia Holdings Corporation	Georgia
Transaction Holdings Inc.	Tennessee
Transaction Graphics Inc.	Tennessee
Checkboxes Direct Inc.	Tennessee
Create-It!, Inc.	Illinois
SubscriberMail, LLC	Illinois

FOREIGN SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	JURISDICTION

Harland Financial Solutions Worldwide Limited	Ireland
Harland Israel Ltd.	Israel
Scantron Canada, Ltd.	Canada